EXHIBIT H-2
(Smyth)

STANDSTILL AGREEMENT

This AGREEMENT (the "Agreement") is made as of the ___ day of April, 2005, by the signatories hereto (each a "Holder"), in connection with his ownership of equity of Energy & Engine Technology Corporation, a Nevada corporation (the "Company").

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which consideration are hereby acknowledged, Holder agrees as follows:

1.	Background.

a.	Holder is the beneficial owner of the amount of shares of the Common Stock, $0.001 par value, of the Company (“Common Stock”) designated on the signature page hereto.

b.
Holder acknowledges that the Company has entered into or will enter into an agreement with each subscriber (“Subscription Agreement”) to the Company’s secured convertible promissory notes and warrants (the “Subscribers”), for the sale of an aggregate of up to $1,500,000 of secured convertible promissory notes and warrants to the Subscribers (the “Offering”). Holder understands that, as a condition to proceeding with the Offering, the Subscribers have required, and the Company has agreed to provide an agreement from the Holder to refrain from selling any securities of the Company for a period of twelve months from the Actual Effective Date, as defined in the Subscription Agreement (the "Restriction Period").

2.	Share Restriction.

a.
Holder hereby agrees that during the Restriction Period, the Holder will not sell or otherwise dispose of any shares of Common Stock or any options, warrants or other rights to purchase shares of Common Stock or any other security of the Company which Holder owns or has a right to acquire as of the date hereof or hereafter, other than in connection with an offer made to all shareholders of the Company or any merger, consolidation or similar transaction involving the Company. Holder further agrees that the Company is authorized to and the Company agrees to place "stop orders" on its books to prevent any transfer of shares of Common Stock or other securities of the Company held by Holder in violation of this Agreement.

b.	Any subsequent issuance to and/or acquisition of shares or the right to acquire shares by Holder will be subject to the provisions of this Agreement.

c.
The foregoing restrictions notwithstanding the Holder may sell during the Restriction Period, up to five percent (5%) of the amount of shares of Common Stock actually owned by Holder on the Initial Closing Date (as defined in the Subscription Agreement). In no event may more than one percent (1%) of the amount of shares of Common Stock actually owned by the Holder on the Initial Closing Date be sold during any thirty (30) day period.

d.
Notwithstanding the foregoing restrictions on transfer, the Holder may, at any time and from time to time during the Restriction Period, transfer the Common Stock (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Holder, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership or limited liability company which is the general partner of a partnership or limited liability company of which the Holder is a general partner or manager, as the case may be, provided, that, in the case of any gift or transfer described in clauses (i), (ii) or (iii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned. For purposes hereof, "immediate family" means any relationship by blood, marriage or adoption, not more remote than first cousin.

3.
Bankruptcy Standstill. So long as any of the notes or warrants referenced in paragraph 1.b. are outstanding, Holder agrees that he will not initiate or cause to be initiated on its behalf proceedings for the appointment of a trustee or receiver or file an involuntary action against the Company under Chapter 7 or 11 of Title 11 of the United States Code declare a default against the Company or otherwise commence or caused to be commenced any collection proceedings against the Company or enforce or cause enforcement of any of his rights against the Company except pursuant to a certain Security Agreement and Collateral Agent Agreement entered into at or about the date hereof. Holder also agrees to not collect from the Company payments in excess of the prior monthly agreed to payments under any previously existing agreements with the Company.

4.
Acknowledgements. Holder acknowledges that his rights are limited to those granted under this Agreement and under the Security Agreement and he is not entitled to any other benefit under the transactions contemplated hereby and thereby. He also acknowledges that he has not been represented by Grushko &Mittman in an attorney/client capacity and that the only relationship between the two is with respect to Grushko & Mittman’s role as Collateral Agent with respect to the transactions contemplated hereby.

5.	Limited Antidilution. Holder acknowledges that despite any previously existing agreements to the contrary with the Company his antidilution rights with regard to Company stock is limited as follows:

a.
Antidilution rights shall only be granted with respect to issuances of Common Stock (whether by new issuances, conversion from debt instruments or exercise of warrants or options) for consideration less than $.10 per share, subject to equitable adjustment for stock splits and the like (“Antidilution Transactions”).

b.
With respect to Antidilution Transactions, Holder shall receive a number of shares so that his percentage of shares relative to such transaction (inclusive of his shares) is 10%. For example, if an investor were to receive 1000 shares, Holder would be entitled to receive 110 shares, as 110 shares to 1110 (1000+110) shares, is 10%. In order to simplify, all new issuances which are Antidilution Transactions shall be multiplied by 11% to obtain the number of shares due Holder. Any shares received by Holder as a result of Anti-dilution Transactions shall be subject to the restrictions described herein.

6.	Miscellaneous.

a.
At any time, and from time to time, after the signing of this Agreement Holder will execute such additional instruments and take such action as may be reasonably requested by the Subscribers to carry out the intent and purposes of this Agreement.

b.
This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction, except to the extent that the securities laws of the state in which Holder resides and federal securities laws may apply. Any proceeding brought to enforce this Agreement may be brought exclusively in courts sitting in New York County, New York.

c.	This Agreement contains the entire agreement of the Holder with respect to the subject matter hereof.

d.	This Agreement shall be binding upon Holder, its legal representatives, successors and assigns.

e.	This Agreement may be signed and delivered by facsimile and such facsimile signed and delivered shall be enforceable.

f.	The Company agrees not to take any action or allow any act to be taken which would be inconsistent with this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Holder has executed this Agreement as of the day and year first above written.

Dated: April ___, 2005

HOLDER:

(Signature of Holder)

KEVIN W. SMYTH

(Print Name of Holder)

Number of Shares of Common Stock
Beneficially Owned

[DESCRIBE CONVERTIBLE INSTRUMENTS]

COMPANY:

ENERGY & ENGINE TECHNOLOGY CORPORATION

By: